Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Trident Digital Tech Holdings Ltd on Form S-8 of our report dated April 19, 2024, with respect to our audits of the consolidated financial statements of Trident Digital Tech Holdings Ltd as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022 appearing in the Registration Statement on Form F-1 (File No. 333-274857) of Trident Digital Tech Holdings Ltd for the year ended December 31, 2023 and 2022.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

January 2, 2025

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com